                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   FORM 8-K/A


                              AMENDMENT NO. THREE


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): January 29, 1997



                     CRESCENT REAL ESTATE EQUITIES COMPANY
             (Exact name of Registrant as specified in its Charter)

         Texas                           1-13038                         52-1862813
(State of Organization)          (Commission File Number)   (IRS Employer Identification Number)


777 Main Street, Suite 2100
Fort Worth, Texas                                                            76102
(Address of Principal Executive                                           (Zip Code)
Offices)


                                 (817) 877-0477
             (Registrant's telephone number, including area code)

       On March 24, 1997, Crescent Real Estate Equities Company (the "Company") filed a Form 8-K dated January 29, 1997 containing a description of certain proposed transactions in Item 5 thereof and certain related financial information in Item 7 thereof. On April 9 and April 24, 1997, the Company filed Forms 8-K/A amending and restating the disclosure contained in Item 5 of the Form 8-K filed on March 24, 1997 to provide updated information. This Form 8-K/A
(i) amends the Company's Form 8-K/A filed April 24, 1997 to restate the disclosure contained in Item 5 thereof in its entirety to reflect updated information relating to the acquisition of the Carter-Crowley Portfolio (as defined herein), the proposed spin-off of an affiliated entity, the proposed acquisition of certain other assets and the financing of these transactions and
(ii) amends and restates in its entirety the pro forma financial information contained in Item 7(b) of the Company's Form 8-K filed on March 24, 1997 to reflect updated information relating to the acquisition of the Carter-Crowley Portfolio and the proposed transactions described herein.

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS



        Certain matters discussed within this Form 8-K/A are forward-looking statements within the meaning of the federal securities laws. Although Crescent Real Estate Equities Company ("Crescent Equities" and, collectively with its subsidiaries, the "Company"), which operates as a real estate investment trust (a "REIT") for federal income tax purposes, believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that these expectations will be realized. Factors that could cause actual results to differ materially from current expectations include the failure of pending investments to close, changes in general economic conditions, changes in local real estate conditions, changes in industries in which the Company's principal tenants compete, the failure to timely lease unoccupied square footage, the failure to timely re-lease occupied square footage upon expiration of leases, the inability to generate sufficient revenues to meet debt service payments and operating expenses, the unavailability of equity and debt financing and other risks described in this Form 8-K/A.


PROPOSED SPIN-OFF


        In April 1997, the Company established a new Delaware corporation, Crescent Operating, Inc. ("Crescent Affiliate"), the shares of which will be distributed by Crescent Real Estate Equities Limited Partnership, which is the operating partnership of Crescent Equities (the "Operating Partnership"), to its partners (including Crescent Equities). Crescent Equities will then distribute the shares of Crescent Affiliate as a dividend to its shareholders in a spin-off.



        Prior to the spin-off, the Company will provide to Crescent Affiliate approximately $42.5 million in the form of cash contributions and loans to be used by Crescent Affiliate to acquire certain assets described below. The Company will also make available to Crescent Affiliate a line of credit in the amount of approximately $20.0 million to be used by Crescent Affiliate to fulfill certain ongoing obligations associated with these assets. In addition, Crescent Affiliate will obtain certain rights pursuant to the terms of an intercompany agreement to be entered into with the Company in connection with the spin-off.


        The spin-off is designed to provide the shareholders of the Company at the time of the spin-off with the ability to benefit from both the real estate operations of the Company and the related business operations of Crescent Affiliate. The spin-off of Crescent Affiliate will result in Crescent Affiliate's becoming a public company, the shares of which are expected to be publicly traded no later than the effective date of the spin-off.

ACQUISITION OF CARTER-CROWLEY PORTFOLIO


        On February 10, 1997, the Company entered into a contract to acquire,

for approximately $383.3 million, substantially all of the assets (the "Carter-Crowley Portfolio") of Carter-Crowley, Inc. ("Carter-Crowley"), an unaffiliated company controlled by the family of Donald J. Carter. At the time the contract was executed, the Carter-Crowley Portfolio included 14 office properties (the "Carter-Crowley Office Portfolio"), with an aggregate of approximately 3.0 million net rentable square feet, approximately 1,216 acres of commercially zoned, undeveloped land located in the Dallas/Fort Worth metropolitan area, two multifamily residential properties located in the Dallas/Fort Worth metropolitan area, marketable securities, an approximately 12% limited partner interest in the limited partnership that owns the Dallas Mavericks NBA basketball franchise, secured and unsecured promissory notes, certain direct non-operating working interests in various oil and gas wells, an approximately 35% limited partner interest in two oil and gas limited partnerships and certain other assets (including operating businesses). Pursuant to an agreement between Carter-Crowley and the Company, Carter-Crowley liquidated approximately $51.0 million of such assets originally included in the Carter-Crowley Portfolio, consisting primarily of the marketable securities and the oil and gas investments, resulting in a reduction in the total purchase price by a corresponding amount to approximately $332.3 million. On May 9, 1997, the Company and Crescent Affiliate acquired the Carter-Crowley Portfolio.



     The Company acquired certain assets from the Carter-Crowley Portfolio, with an aggregate purchase price of approximately $306.3 million, consisting primarily of the Carter-Crowley Office Portfolio, the two multifamily residential properties, the approximately 1,216 acres of undeveloped land and the secured and unsecured promissory notes relating primarily to the Dallas Mavericks. In addition to the promissory notes relating to the Dallas Mavericks, the Company obtained the rights from the holders of the majority interest in the Dallas Mavericks to a contingent $10.0 million payment if a new arena is built within a 75-mile radius of Dallas.



     The remainder of the Carter-Crowley Portfolio was purchased by Crescent Affiliate utilizing cash contributions and loan proceeds that were provided to Crescent Affiliate by the Company. These assets, which have an allocated cost of approximately $26.0 million, consist primarily of the approximately 12% limited partner interest in the limited partnership that owns the Dallas Mavericks, an approximately 1% interest in a private venture capital fund and a 100% interest in a construction equipment sale, leasing and services company.



     The Company has allocated approximately $196.2 million (approximately $65.40 per square foot) of the purchase price to the Carter-Crowley Office Portfolio. The Carter-Crowley Office Portfolio contains an aggregate of approximately 3.0 million net rentable square feet in seven suburban Dallas submarkets. The buildings, which were constructed principally between 1980 and 1986, range in size from approximately 40,000 to approximately 634,000 net rentable square feet and, as of December 31, 1996, were 91% leased. The acquisition of the Carter-Crowley Office Portfolio increased the Company's ownership of office space in the Dallas market to more than 8.7 million net rentable square feet and to 13% of the Class A office space in the Dallas market. The weighted average full-service rental rates for the Carter-Crowley Office Portfolio were $12.18 per leased square foot, compared to a weighted average quoted market rental rate for the submarkets in which the Carter-Crowley Office Portfolio is located of $18.63 per square foot. The Carter-Crowley Office Portfolio has a weighted average remaining lease term of
3.75 years. Major tenants include CompUSA, Inc., Aetna Life Insurance Company, United States Data Corporation and Northern Telecom, Inc.

     The following table provides information for the Carter-Crowley Office Portfolio by submarket as of December 31, 1996.

                                                      TOTAL
                                                       NET                   WEIGHTED AVERAGE    OFFICE     WEIGHTED AVERAGE
                                         NUMBER     RENTABLE     PERCENT       FULL-SERVICE     SUBMARKET     QUOTED MARKET
                                           OF         AREA      LEASED AT    RENTAL RATE PER     PERCENT     RENTAL RATE PER
      CLASSIFICATION, SUBMARKET        PROPERTIES   (SQ. FT.)   PROPERTIES    SQUARE FOOT(1)    LEASED(2)   SQUARE FOOT(2)(3)
-------------------------------------  ----------   ---------   ----------   ----------------   ---------   -----------------
CLASS A
Stemmons Freeway.....................       1         634,381       92%          $12.54           60%(4)         $16.87
Far North Dallas.....................       3         494,496       98            12.67           98              20.88
Uptown/Turtle Creek..................       2         485,088       79            12.20           86              22.99
Richardson/Plano.....................       2         418,234      100            13.23           98              19.14
LBJ Freeway..........................       1         213,915       89            13.08           95              20.32
Las Colinas..........................       1          74,861       99            11.95           95              23.14
                                           --       ---------      ---           ------           --             ------
  Subtotal/Weighted Average..........      10       2,320,975       92%          $12.67           92%            $19.93
                                           --       ---------      ---           ------           --             ------
CLASS B
Central Expressway...................       2         413,721       85%          $11.04           82%            $13.82
LBJ Freeway..........................       1         244,879       92             9.61           91              14.92
Far North Dallas.....................       1          40,525      100            10.75           90              15.56
                                           --       ---------      ---           ------           --             ------
  Subtotal/Weighted Average..........       4         699,125       88%          $10.50           89%            $14.31
                                           --       ---------      ---           ------           --             ------
        TOTAL/WEIGHTED AVERAGE.......      14       3,020,100       91%          $12.18           91%            $18.63
                                           ==       =========      ===           ======           ==             ======

---------------
(1) Calculated based on base rent payable as of December 31, 1996, without giving effect to free rent or scheduled rent increases that would be taken into account under generally accepted accounting principles, and including expenses payable by tenants.
(2) Source -- Jamison Research, Inc.
(3) Represents full-service rental rates. These rates do not necessarily represent the amounts at which available space in the Carter-Crowley Office Portfolio will be leased. The weighted average subtotals and total are based on total net rentable square feet in each submarket of the Class A and/or Class B office properties, as applicable, in the Carter-Crowley Office Portfolio.
(4) Includes two buildings with an aggregate of approximately 530,000 net rentable square feet which, subsequent to December 31, 1996, have been reclassified as "owner occupied" and will not be included in Class A office space in 1997. Excluding these two buildings, management estimates that the percent leased in this submarket would have been approximately 75% as of December 31, 1996.

     The Carter-Crowley Office Portfolio is leased to more than 450 tenants, the major tenants having principal businesses in the industry sectors of technology, financial services and media services. None of the tenants in the 14 office properties comprising the Carter-Crowley Office Portfolio lease over 10% of the aggregate net rentable area.

    The aggregate tax basis for the Carter-Crowley Office Portfolio of depreciable real property and personal property is not available at this time since the acquisition has not closed.

    The 1996 realty tax rate for the Carter-Crowley Office Portfolio was $2.52 per $100 of the $148.5 million assessed value. The total amount of tax at this rate for 1996 was approximately $3.7 million.

    For the year ended December 31, 1996, utility expense for the Carter-Crowley Office Portfolio was approximately $5.0 million and expenses for repairs, maintenance and contract services were approximately $4.4 million.

    The Company has no immediate plans to redevelop any of the properties within the Carter-Crowley Office Portfolio and believes such properties are adequately covered by insurance. The seller of the Carter-Crowley Office Portfolio has acquired the 14 office properties at different times over the last seven years; therefore, the year-end occupancy and average base rent per leased square foot for the Carter-Crowley Office Portfolio is only available for 1996. See table above.

    The following table sets forth for the Carter-Crowley Office Portfolio a schedule of lease expirations for leases in place as of December 31, 1996 for each of the 10 years beginning with January 1, 1997, assuming that none of the tenants exercises renewal options and excluding 290,590 square feet of unleased space.







                                                          PERCENTAGE                  PERCENTAGE OF    ANNUAL BASE
                            NUMBER OF     NET RENTABLE    OF LEASED                    TOTAL ANNUAL      RENT PER
                             TENANTS      AREA SUBJECT   NET RENTABLE   ANNUAL BASE      BASE RENT     SQUARE FOOT
                               WITH       TO EXPIRING    AREA SUBJECT    RENT UNDER   REPRESENTED BY     FOR NET
                             EXPIRING        LEASES      TO EXPIRING      EXPIRING       EXPIRING     RENTABLE AREA
YEAR AND LEASE EXPIRATION     LEASES     (SQUARE FEET)      LEASES       LEASES(1)        LEASES       EXPIRING(1)
--------------------------------------------------------------------------------------------------------------------
           1997                   91         176,724          6.5%      $2,015,800          5.5%         $11.41
           1998                  111         419,145         15.4        5,281,006         14.4           12.60
           1999                  102         389,846         14.3        4,829,621         13.2           12.39
           2000                   78         591,687         21.7        8,180,128         22.4           13.83
           2001                   58         413,361         15.1        5,703,691         15.6           13.80
           2002                   15         183,282          6.7        2,423,756          6.6           13.22
           2003                    7         366,656         13.4        5,201,805         14.2           14.19
           2004                    5         100,041          3.7        1,398,813          3.8           13.98
           2005                    0               0            0                0            0               0
           2006                    2          41,072          1.5          635,055          1.8           15.46
    2007 and thereafter            1          47,696          1.7          906,224          2.5           19.00

---------------
(1) Calculated based on base rent payable as of the expiration date of the lease, for net rentable square feet expiring, without giving effect to free rent or scheduled rent increases that would be taken into account under generally accepted accounting principles and excluding all expenses payable by tenants.

MAGELLAN TRANSACTION

     On January 29, 1997, the Company entered into an agreement with Magellan Health Services, Inc. ("Magellan") to acquire substantially all of the real estate assets of Magellan's domestic hospital provider business as currently owned and operated by a wholly owned subsidiary of Magellan. The Magellan transaction involves various components, certain of which will relate to the Company and certain of which will relate to Crescent Affiliate. None of the Magellan transactions will be consummated unless all of the transactions are consummated. Closing of the transactions is subject to various closing conditions and to approval of the transactions by the stockholders of Magellan, and is expected to occur in the second quarter of 1997.


     The total purchase price for the assets to be acquired in the Magellan transaction is $400 million. Of this amount, it is anticipated that $390 million will be paid by the Company for the acquisition of approximately 90 behavioral healthcare facilities (the "Magellan Facilities") and certain warrants to purchase shares of common stock of Magellan, and $10 million will be paid by Crescent Affiliate for its interest in a limited liability company ("CBHS") and certain warrants to purchase shares of common stock of Magellan. CBHS will be owned 50% by Crescent Affiliate and 50% by Magellan, subject to potential dilution of each by up to 5% in connection with future incentive compensation of management of CBHS.


     The principal component of the transaction is the Company's acquisition of the Magellan Facilities, which are to be leased to CBHS, and the subsidiaries of CBHS, under a triple-net lease. The lease will require the payment of annual minimum rent in the amount of $40 million, increasing in each subsequent year during the 12-year term at a 5% compounded annual rate. The lease provides for four, five-year renewal options. All maintenance and capital improvement costs will be the responsibility of CBHS during the term of the lease. In addition, CBHS will pay annually an additional $20 million under the lease, at least $10 million of which must be used, as directed by CBHS, for capital expenditures each year and up to $10 million of which may be used, if requested by CBHS, to cover capital expenditures, property taxes, insurance premiums and franchise fees. CBHS's failure to pay the additional $20 million is not a default under the lease unless the Company has expended funds for capital expenditures, property taxes, insurance premiums or franchise fees. In connection with the Magellan transaction, the Company also will receive warrants to purchase 1,283,311 shares of common stock of Magellan, at an exercise price of $30.00 per share, with such warrants exercisable, in increments, during the period from May 1998 through May 2009.


     In connection with the closing of the Magellan transaction, Crescent Affiliate will acquire its interest in CBHS and certain warrants to purchase shares of common stock of Magellan in exchange for an initial payment of $10 million, with an additional $2.5 million payable to CBHS within five days following the closing. Magellan will acquire its interest in CBHS in exchange for the contribution of certain assets, with an additional $2.5 million payable to CBHS in cash within five days following the closing. In addition, each of Crescent Affiliate and Magellan will agree to lend to CBHS, upon request by Magellan during the five years following the closing, up to an aggregate of $17.5 million. Any such loans will bear interest at the rate of 10% per annum and have a term of five years. CBHS, as lessee of the Magellan Facilities, will be responsible for operating the Magellan Facilities. CBHS will derive assistance in its role as operator of the Magellan Facilities through a franchise arrangement with an initial term of 12 years to be entered into between CBHS (and its subsidiaries), as franchisees, and Magellan, as franchisor. Pursuant to a franchise arrangement with an initial term of 12 years (and four, five-year renewal options), Magellan will provide to CBHS and its subsidiaries certain services necessary or desirable for the operation of the business to be conducted at the Magellan Facilities (including the provision of policies, procedures and protocols for operation of the Magellan Facilities and of a toll-free patient referral number) in exchange for an annual franchise fee of $81 million plus the greater of annual cost-of-living adjustments or a percentage of CBHS's gross revenues, as defined in the franchise agreement. The payment by CBHS to Magellan of the annual franchise fee will be subordinated to the payment by CBHS to the Company of annual minimum rent. In addition, Magellan will not have the right to terminate the franchise agreement due to the nonpayment of the franchise fee as a result of the subordination of the franchise fee to the annual minimum rent. In connection with the Magellan transaction, Crescent Affiliate will also acquire warrants to purchase 1,283,311 shares of common stock of Magellan. These warrants will have the same terms as the warrants purchased by the Company from Magellan. In addition, Crescent Affiliate will issue to Magellan warrants to purchase up to 2.5% of its common stock outstanding on the closing date, with such warrants exercisable only in the same proportion as the Company and Crescent Affiliate, in the aggregate, exercise their warrants to purchase common stock of Magellan.

STRUCTURE OF CRESCENT AFFILIATE AND CERTAIN RELATIONSHIPS


   Intercompany Agreement. It is anticipated that, under an intercompany agreement to be entered into in connection with the spin-off, the Company and Crescent Affiliate will agree to provide each other with rights to participate in certain transactions. For example, Crescent Affiliate will agree not to acquire or make investments in real estate (which, for purposes of the intercompany agreement, will include the provision of services related to real estate or investment in hotel properties) unless it has notified the Company of the acquisition or investment opportunity, and the Company has determined not to pursue such acquisitions or investments. Crescent Affiliate also will agree to assist the Company in structuring and consummating any such acquisition or investment in real estate which the Company elects to pursue, on terms to be determined by the Company. Similarly, the Company will provide Crescent Affiliate with a right of first offer to become lessee of any real property that may be acquired by the Company as to which the Company in its sole discretion determines that, consistent with its status as a REIT, it must enter into a "master" lease arrangement. In addition, Crescent Affiliate will notify the Company of investment opportunities developed by Crescent Affiliate or of which Crescent Affiliate is aware but is unable or unwilling to pursue. It is also anticipated that Crescent Affiliate will enter into negotiations with the lessees of certain of the Hotel Properties to acquire the rights of such lessees. No such negotiations are currently ongoing, however, and there is no assurance that any such agreements will be reached.



   Management and Management Relationships. It is expected that Messrs.
Richard E. Rainwater, John C. Goff and Gerald W. Haddock will hold the same offices with Crescent Affiliate that they currently hold with the Company. In addition, it is expected that the board of directors of Crescent Affiliate will consist of seven members, five of whom (including Messrs. Rainwater, Goff and Haddock) are currently trust managers of the Company and two of whom are persons who will not be affiliated with the Company. Although each of Messrs. Rainwater, Goff and Haddock is committed to the success of Crescent Affiliate, they are also committed to the success of Crescent Equities. None of Mr. Rainwater, Mr. Goff or Mr. Haddock is committed to spending a particular amount of time on Crescent Affiliate's affairs, nor will any of them devote his full time to Crescent Affiliate.


   Officers and directors of a corporation owe fiduciary duties to the stockholders of that corporation. There is a risk that the common membership of management and members of the Boards of Crescent Affiliate and Crescent Equities will lead to conflicts of interests in connection with transactions between the two companies. Crescent Affiliate was formed with specific purpose clauses in an effort to avoid conflicts of interest issues by identifying at the outset which types of opportunities will be pursued by each company. These clauses provide that Crescent Affiliate's purposes include performing the intercompany agreement and refraining from pursuing REIT-suitable opportunities, until Crescent Equities has been offered, and has declined, the opportunities.


   Certain Relationships with Magellan. Messrs. Rainwater, Goff and Haddock and Mr. Rainwater's children own shares of common stock of Magellan and warrants to acquire shares of common stock of Magellan. Mr. Rainwater, either directly or indirectly, owns approximately 2,475,000 shares, and warrants to acquire 1,237,500 shares, of common stock of Magellan. Mr. Rainwater's children, either directly or indirectly, own approximately 320,000 shares, and warrants to acquire 160,000 shares, of common stock of Magellan. Messrs. Goff and Haddock each own, directly or indirectly, approximately 57,000 shares, and warrants to acquire 28,500 shares, of common stock of Magellan. The Magellan transaction is subject to the approval of Magellan's stockholders.



   The warrants entitle the warrant holders to purchase, at any time until the January 25, 2000 expiration date, shares of common stock of Magellan at a purchase price of $26.15 per share. Agreements executed in connection with the acquisition of the warrants (the "Private Placement") provide, among other things, for the adjustment of the number of shares of common stock of Magellan that can be purchased under the warrants and the purchase price, respectively, for certain dilutive events, for registration rights for shares, including the shares of common stock of Magellan underlying the warrants, which registration rights have been exercised, and for a variety of other customary provisions, including, without limitation, certain restrictions on the private sale of such shares, certain preemptive rights to acquire additional securities issued by Magellan for cash in a private placement transaction (which have been waived to the extent they may apply to the Magellan transaction), and standstill covenants restricting the purchase of additional shares of common stock of Magellan by Mr. Rainwater and his affiliates in certain circumstances.

   Darla D. Moore is married to Mr. Rainwater and is a director of Magellan. As part of the arrangements pursuant to which Mr. Rainwater acquired securities of Magellan, an affiliate of Mr. Rainwater has the right to designate a nominee acceptable to Magellan for election as a director of Magellan for so long as Mr. Rainwater and his affiliates (collectively, the "Rainwater Group") continue to own beneficially a specified minimum number of shares of common stock of Magellan. Mr. Rainwater's affiliate proposed Ms. Moore as its nominee for director, and Ms. Moore was elected a director by the Magellan Board on February 22, 1996.

   As part of the Private Placement, Magellan agreed (i) to pay a transaction fee of $150,000; (ii) to reimburse certain expenses of Rainwater, Inc. in connection with the Private Placement; (iii) to pay the Rainwater
Group an annual monitoring fee of $75,000 commencing on March 31, 1996; and
(iv) to reimburse the Rainwater Group for reasonable fees and expenses (up to a maximum of $25,000 annually) incurred in connection with its ownership of common stock of Magellan and the warrants. Magellan also agreed to reimburse the Rainwater Group in the future for one additional filing under the Hart-Scott Rodino Antitrust Improvements Act of 1976 if such a filing is required in connection with an exercise of the warrants.


   From January 25, 1996 through December 31, 1996, Magellan paid to the Rainwater Group under the Private Placement an aggregate of $306,344, consisting of a transaction fee of $150,000, expense reimbursement in connection with the Private Placement of $86,156, and monitoring fees and expenses of $70,188. These amounts exclude directors' fees and expense reimbursement paid to Ms. Moore in her capacity as a director of Magellan.


EFFECT OF CONSUMMATION OF TRANSACTIONS



   General. Upon completion of the proposed spin-off, the proposed Magellan transaction, and the acquisition of the Carter-Crowley Portfolio, the Company and Crescent Affiliate will exist as separate public companies that, on an aggregate basis, will own the assets acquired as a result of the consummation of the proposed Magellan transaction and the acquisition of the Carter-Crowley Portfolio, as described herein.



   The Company. The Company will have purchased approximately $696.3 million of assets, consisting primarily of the 90 Magellan Facilities and the warrants to purchase 1,283,311 shares of the common stock of Magellan and the 14 office properties included in the Carter-Crowley Office Portfolio and acquired by the Company on May 9, 1997. These assets also include approximately 1,216 acres of commercially zoned, undeveloped land located in the Dallas/Fort Worth metropolitan area, two multifamily residential properties located in the Dallas/Fort Worth metropolitan area and secured and unsecured promissory notes relating primarily to the Dallas Mavericks, all of which the Company purchased on May 9, 1997. The Company has funded or intends to fund these acquisitions (as well as its obligations to Crescent Affiliate, as described below) through proceeds of two public offerings of its Common Shares (as described below) and additional borrowings under new or existing financing arrangements. In April and May, 1997, the Company completed two public offerings of 24,150,000 and 500,000 Common Shares, respectively, through prospectus supplements to its existing shelf registration statement. Net proceeds to the Company from the offerings were approximately $593.5 million. The Company used the net proceeds to fund approximately $306.3 million of the purchase price of the portion of the Carter-Crowley Portfolio acquired by the Company and to fund approximately $26.0 million in connection with the formation and capitalization of Crescent Affiliate. The $26.0 million was used by Crescent Affiliate to purchase the portion of the Carter-Crowley Portfolio acquired by Crescent Affiliate. The Company plans to use the remaining net proceeds of approximately $361.2 million to fund a portion of the commitments of the Company and Crescent Affiliate primarily related to the proposed Magellan transaction.



     Crescent Affiliate. Crescent Affiliate will be a public company, the securities of which initially will be owned by the shareholders of the Company and the limited partners of the Operating Partnership on the record date for the spin-off. The assets of Crescent Affiliate will be acquired by Crescent Affiliate utilizing cash contributions of approximately $12.6 million and loans of approximately $29.9 million provided to Crescent Affiliate by the Company in the aggregate amount of approximately $42.5 million. Crescent Affiliate used approximately $26.0 million of these funds to acquire an approximately 12% limited partner interest in the limited partnership that owns the Dallas Mavericks, an approximately 1% interest in a private venture capital fund and 100% of a construction equipment sale, leasing and services company and intends to use approximately $12.5 million of these funds primarily to acquire a 50% interest in CBHS and warrants to purchase 1,283,311 shares of common stock of Magellan. The remaining approximately $4.0 million of these funds have been used to fund certain obligations to purchase construction equipment of the construction equipment sales, leasing and servicing company acquired from Carter-Crowley. In addition, Crescent Affiliate will have available to it approximately $20.0 million under a line of credit from the Company to fulfill certain ongoing obligations associated with these assets.


    The pro forma financial information reflects the acquisition of the Carter-Crowley Office Portfolio, the two multifamily residential properties, the approximately 1,216 acres of undeveloped land and promissory notes relating to Dallas Mavericks, the pending Magallen transaction, and the proposed spin-off.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

    (a)  FINANCIAL STATEMENTS UNDER RULE 3-14 OF REGULATION S-X

         Carter-Crowley Operating Real Estate Portfolio.

         Report of Independent Public Accountants.

         Statement of Excess of Revenues Over Specific Operating Expenses for the Year Ended December 31, 1996.

         Notes to Statement.

    (b)  PRO FORMA FINANCIAL INFORMATION


         Pro Forma Consolidated Balance Sheet as of March 31, 1997 (unaudited) and notes thereto.



         Pro Forma Consolidated Statement of Operations for the Three Months ended March 31, 1997 (unaudited) and notes thereto.


         Pro Forma Consolidated Statement of Operations for the Year ended December 31, 1996 (unaudited) and notes thereto.

    (c)  EXHIBITS

         The following is a list of all exhibits filed as a part of this Form 8-K.


     EXHIBIT NO.      DESCRIPTION OF EXHIBIT
     -----------      ----------------------
        23.01         Consent of Arthur Andersen LLP, Independent Public
                      Accountants, dated May 23, 1997 (filed herewith).

                                   SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated:  May 23, 1997              CRESCENT REAL ESTATE EQUITIES COMPANY




                                  By:   /s/ Dallas E. Lucas
                                        --------------------------------
                                        Dallas E. Lucas
                                        Senior Vice President and
                                        Chief Financial Officer

                         INDEX TO FINANCIAL STATEMENTS


CARTER-CROWLEY OPERATING REAL ESTATE PORTFOLIO

       Report of Independent Public Accountants ...................................................   F-2

       Statement of Excess of Revenues Over Specific Operating Expenses for the
       Year Ended December 31, 1996 ...............................................................   F-3

       Notes to Statement .........................................................................   F-4

PRO FORMA FINANCIAL STATEMENTS (UNAUDITED)

       Pro Forma Consolidated Balance Sheet as of March 31, 1997 and notes thereto ................   F-7

       Pro Forma Consolidated Statement of Operations for the Three Months Ended March 31, 1997
       and notes thereto ..........................................................................   F-9

       Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 1996 and
       notes thereto ..............................................................................   F-12


CARTER-CROWLEY OPERATING REAL ESTATE PORTFOLIO

STATEMENT OF EXCESS OF REVENUES OVER
SPECIFIC OPERATING EXPENSES
FOR THE YEAR ENDED DECEMBER 31, 1996

TOGETHER WITH REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Partners of
Crescent Real Estate Equities Limited Partnership:

We have audited the accompanying statement of excess of revenues over specific operating expenses (as defined in Note 2) of Carter-Crowley Operating Real Estate Portfolio for the year ended December 31, 1996. This statement is the responsibility of the Property's management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statement referred to above presents fairly, in all material respects, the excess of revenues over specific operating expenses of Carter-Crowley Operating Real Estate Portfolio for the year ended December 31, 1996, in conformity with generally accepted accounting principles.



                              ARTHUR ANDERSEN LLP


Dallas, Texas,
   March 18, 1997

                 CARTER-CROWLEY OPERATING REAL ESTATE PORTFOLIO

                             STATEMENT OF EXCESS OF
                   REVENUES OVER SPECIFIC OPERATING EXPENSES

                     FOR THE YEAR ENDED DECEMBER 31, 1996





REVENUES:
   Office rent                                                 $31,191,267
   Residential rent                                                881,509
   Recoveries                                                      383,872
   Other                                                           355,157
                                                               -----------

                                                                32,811,805

SPECIFIC OPERATING EXPENSES:
   Utilities                                                     5,085,564
   Repairs, maintenance, and contract services                   4,493,230
   Real estate taxes                                             3,924,737
   Salaries                                                      2,954,502
   General and administrative                                      526,811
   Insurance                                                       272,421
   Ground lease                                                    154,104
   Management fees                                                  44,322
                                                               -----------

                                                                17,455,691
                                                               -----------

EXCESS OF REVENUES OVER SPECIFIC
   OPERATING EXPENSES                                          $15,356,114
                                                               ===========





        The accompanying notes are an integral part of this statement.

                 CARTER-CROWLEY OPERATING REAL ESTATE PORTFOLIO


                          NOTES TO STATEMENT OF EXCESS
                  OF REVENUES OVER SPECIFIC OPERATING EXPENSES

                               DECEMBER 31, 1996



1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:

Description of Portfolio

Carter-Crowley Operating Real Estate Portfolio (the "Portfolio") consists of
14 office buildings (the "Buildings") and two apartment/condominium complexes (the "Apartments") located in Dallas, Texas, and surrounding suburbs. The Properties contain approximately 3 million rentable square feet. The Portfolio, including the land on which the Buildings and Apartments are located (with the exception of one office building subject to a ground lease expiring May, 2079), are owned fee simple.

Use of Estimates

The preparation of statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Rental Income and Deferred Rent Concessions

In connection with obtaining certain tenants under long-term leases, property management grants rent concessions. The aggregate rental payments due over the terms of the leases are recognized as rental income on a straight-line basis over the full term of the leases, including the periods of rent concessions.

Recoveries

A portion of the operating expenses is charged back to tenants on a monthly basis based upon estimated expenses. These charges are adjusted at period-end, based upon actual expenses.

2.  BASIS OF ACCOUNTING:

The accompanying statement of excess of revenues over specific operating expenses is presented on the accrual basis of accounting. This statement is not intended to be a complete presentation of revenues and operating expenses for the year ended December 31, 1996, as certain items such as depreciation, amortization, interest, and partnership administrative expenses have been excluded since they are not comparable to the proposed future operations of the Properties. This statement has been prepared in accordance with requirements for financial information required by Form 8-K and Rule 3.14 of Regulation S-X of the Securities and Exchange Commission. Accordingly, the statement does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

3.  PROPERTY MANAGEMENT:

The Buildings are managed internally and are allocated a management fee of 4% of gross rental receipts. Total management fees allocated to the Buildings for the year ended December 31, 1996, were approximately $1.3 million and are eliminated against the corresponding fees recorded by the Portfolio in the accompanying statement of excess of revenues over specific operating expenses. Approximately $1.1 million of home office salary expenses related to Building management are included in salaries in the accompanying statement of excess of revenues over specific operating expenses.

The Portfolio entered into a management agreement with Columbus Management Services, Inc. (the "Manager") on January 1, 1996, relating to the management of the Apartments. The agreement with the Manager requires a monthly management fee of $200 and 5% of gross revenues, as defined. Total management fees for the year ended December 31, 1996, were approximately $44,000. The agreement may be terminated at any time by either party in accordance with the management agreement. If terminated, the management fees must be paid through the month in which the Manager's service will extend.

4.  INTENT TO SELL:

On February 10, 1997, the fee owner of the Properties entered into a contract to sell its interest in the Portfolio to an unaffiliated third party.

                     CRESCENT REAL ESTATE EQUITIES COMPANY

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION


         The proforma information for the year ended December 31, 1996 assumes completion, in each case as of January 1, 1996 in determining operating data, of (i) the October 1996 Offering and the additional public offering of 450,000 Common Shares that closed on October 9, 1996 and the use of the net proceeds therefrom to repay approximately $168 million of indebtedness and to fund approximately $289 million of Property acquisitions completed in the fourth quarter of 1996 and the first quarter of 1997, (ii) the April 1997 Offering and the additional public offering 500,000 Common Shares that closed on May 14, 1997 (collectively referred to as the "Offerings") and the use of the net proceeds therefrom to fund approximately $306.3 million of the purchase price of the portion of the Carter-Crowley Portfolio acquired by the Company, to fund approximately $27.9 million in connection with the formation and capitalization of Crescent Affiliate and the remaining proceeds of approximately $259.3 million ultimately to fund the purchase price of the assets to be acquired in the Magellan transaction (iii) additional borrowings of approximately $143.1 million at an assumed interest rate of 7.0% to fund the remaining portion of the purchase price of the assets to be acquired in the Magellan transaction and
(iv) the acquisition of the Properties acquired during 1996 and 1997.

         The proforma information for the three months ended March 31, 1997 assumes completion, in each case as of January 1, 1997 in determining operating data and, in each case as of March 31, 1997 in determining balance sheet data, of (i) the Offerings and the use of the net proceeds therefrom to fund approximately $306.3 million of the purchase price of the portion of the Carter-Crowley Portfolio acquired by the Company, to fund approximately $27.9 million in connection with the formation and capitalization of Crescent Affiliate and the remaining proceeds of approximately $259.3 million ultimately to fund the purchase price of the assets to be acquired in the Magellan transaction (ii) additional borrowings of approximately $143.1 million at an assumed interest rate of 7.0% to fund the remaining portion of the purchase price of the assets to be acquired in the Magellan transaction and (iii) the acquisition of the Properties acquired during 1997.

         The unaudited pro forma Consolidated Balance Sheet and Statements of Operations should be read in conjunction with the historical financial statements of the Company included in its Annual Report on Form 10-K for the year ended December 31, 1996. In management's opinion, all adjustments necessary to reflect the above-referenced transactions have been made. The unaudited pro forma Consolidated Balance Sheet and Statements of Operations are not necessarily indicative of what actual results of operations of the Company would have been for the period, nor does in purport to represent the Company's results of operations for future periods.

                     CRESCENT REAL ESTATE EQUITIES COMPANY
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1997
                             (dollars in thousands)
                                  (Unaudited)




                                                               Crescent
                                                              Real Estate
                                                            Equities Company    Pro Forma         Pro Forma
                                                             Historical (A)    Adjustments      Consolidated
                                                            ----------------  ------------      ------------
ASSETS:
   Investment properties, at cost                             $  1,965,812    $    636,733(B)   $  2,602,545
   Less -  Accumulated depreciation                               (221,730)           --            (221,730)
                                                              ------------    ------------      ------------
                                                                 1,744,082         636,733         2,380,815

   Cash and cash equivalents                                        42,692            --  (C)         42,692
   Restricted cash and cash equivalents                             25,051            --              25,051
   Accounts receivable, net                                         19,842            --              19,842
   Deferred rent receivable                                         19,493            --              19,493
   Investments in real estate mortgages and common
      stock of residential development corporations                 38,091            --              38,091
   Notes receivable                                                 40,532          83,257(D)        123,789
   Other assets, net                                                56,821           4,075(E)         60,896
                                                              ------------    ------------      ------------
               Total assets                                   $  1,986,604    $    724,065      $  2,710,669
                                                              ============    ============      ============


LIABILITIES:
   Borrowings under Credit Facility                           $    156,000    $    194,000 (F)  $    350,000
   Notes payable                                                   778,767         (50,857)(G)       727,910
   Accounts payable, accrued expenses and other liabilities         43,356            --              43,356
                                                              ------------    ------------      ------------
              Total liabilities                                    978,123         143,143         1,121,266
                                                              ------------    ------------      ------------


MINORITY INTERESTS:
   Operating Partnership                                           119,255            --             119,255
   Investment Joint Ventures                                        28,944            --              28,944
                                                              ------------    ------------      ------------
              Total minority interests                             148,199            --             148,199
                                                              ------------    ------------      ------------


STOCKHOLDERS' EQUITY:
   Common stock                                                        723             247               970
   Additional paid-in capital                                      905,792         580,675         1,486,467
   Deferred compensation on restricted shares                         (374)           --                (374)
   Retained deficit                                                (45,859)           --             (45,859)
                                                              ------------    ------------      ------------
              Total stockholders' equity                           860,282         580,922(H)      1,441,204
                                                              ------------    ------------      ------------
              Total liabilities and stockholders' equity      $  1,986,604    $    724,065      $  2,710,669
                                                              ============    ============      ============






        See accompanying notes to Pro Forma Consolidated Balance Sheet.

                     CRESCENT REAL ESTATE EQUITIES COMPANY

                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET

ADJUSTMENTS
(Dollars in Thousands)


(A)  Reflects Crescent Real Estate Equities Company unaudited consolidated
     historical balance sheet at March 31, 1997                                       --

(B)  Increase reflects the following:

        Acquisition of the Carter-Crowley Real Estate
          Assets ("CC Real Estate Assets")                                       $ 246,733
        Pending acquisition of Magellan real estate assets and warrants            390,000
                                                                                 ---------
                                                                                 $ 636,733
                                                                                 =========

(C)  Change reflects the following:

        Net proceeds of the Offerings                                            $ 593,522
        Acquisition of the Carter-Crowley Portfolio                               (306,308)
        Cash contribution and note to Crescent Affiliate, in connection with its formation, in order to acquire certain assets in
          the Carter-Crowley Portfolio                                             (27,857)
        Partial repayment of Credit Facility                                      (109,357)
        Repayment of short-term borrowings                                        (150,000)
                                                                                 ---------
                                                                                 $    --
                                                                                 =========
(D)  Increase reflects the following:

        Note receivable to Crescent Affiliate                                    $  27,757
        Acquisition of Carter-Crowley notes receivable ("CC Notes")                 55,500
                                                                                 ---------
                                                                                 $  83,257
                                                                                 =========
(E)  Increase reflects the following:

        Acquisition of Carter-Crowley Other Assets ("CC Other Assets")           $   4,075
                                                                                 =========

(F)  Net increase in borrowing under the Credit Facility as a result of:

        Partial repayment of Credit Facility                                     $(109,357)
        Pending acquisition of Magellan real estate assets and warrants            290,857
        Additional cash contribution to Crescent Affiliate for its
          pending acquisition of a 50% interest in CBHS and warrants                12,500
                                                                                 ---------
                                                                                 $ 194,000
                                                                                 =========

(G)  Net increase in short-term borrowings for the following:

        Repayment of short-term borrowings using proceeds of
          the Offerings                                                          $(150,000)
        Pending acquisition of Magellan real estate assets and warrants             99,143
                                                                                 ---------
                                                                                 $ (50,857)
                                                                                 =========
(H)  Net increase reflects the following:

        Proceeds of the April 1997 Offering (24.150 million shares
          of common stock at $25.375 per share)                                  $ 612,806
        Costs of the April 1997 Offering                                            (3,000)
        Underwriter's discount for the April 1997 Offering                         (29,222)
        Proposed stock dividend in conjunction with cash contribution
          to Crescent Affiliate                                                    (12,600)
        Proceeds of additional Offering on May 14, 1997
          (.5 million shares of common stock at $25.875 per share)                  12,938
                                                                                 ---------
                                                                                 $ 580,922
                                                                                 =========

                     CRESCENT REAL ESTATE EQUITIES COMPANY
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
                 (dollars in thousands, except per share data)
                                  (unaudited)


                                            Crescent Real
                                               Estate        CC Real        Pending
                                          Equities Company    Estate        Magellan    1997 Acquired      Other         Pro Forma
                                            Historical(A)    Assets(B)   Transaction(C) Properties(D)   Adjustments    Consolidated
                                          ---------------- ------------  -------------- -------------   -----------    ------------
REVENUES:
   Rental property                          $     79,400   $      8,203   $     13,250   $      4,806   $      --      $    105,659
   Interest and other income                       4,674           --             --             --           2,400(E)        7,074
                                            ------------   ------------   ------------   ------------   -----------    ------------
          Total revenues                          84,074          8,203         13,250          4,806         2,400         112,733
                                            ------------   ------------   ------------   ------------   -----------    ------------

EXPENSES:
   Real estate taxes                               7,925          1,188           --              475          --             9,588
   Repairs and maintenance                         5,151          1,123           --              503          --             6,777
   Other rental property operating                17,520          2,307           --            1,225          (283)(F)      20,720
                                                                   --             --             --             (49)(G)        --
   Corporate general and administrative            4,845           --             --             --            --             4,845
   Interest expense                               14,744           --             --             --           4,993(H)       19,737
   Depreciation and amortization                  13,952          1,251          2,438            872          --            18,513
   Amortization of deferred financing costs          649           --             --             --            --               649
                                            ------------   ------------   ------------   ------------   -----------    ------------

          Total expenses                          64,786          5,869          2,438          3,075         4,661          80,829
                                            ------------   ------------   ------------   ------------   -----------    ------------

         Operating income (loss)                  19,288          2,334         10,812          1,731        (2,261)         31,904

OTHER INCOME:
   Equity in net income of residential
      development corporations                       957           --             --             --            --               957
                                            ------------   ------------   ------------   ------------   -----------    ------------


INCOME (LOSS) BEFORE MINORITY INTERESTS           20,245          2,334         10,812          1,731        (2,261)         32,861
Minority interests                                (3,494)          --             --             --            (831)(I)      (4,325)
                                            ------------   ------------   ------------   ------------   -----------    ------------

NET INCOME (LOSS)                           $     16,751   $      2,334   $     10,812   $      1,731   $    (3,092)   $     28,536
                                            ============   ============   ============   ============   ===========    ============

PER SHARE DATA (J):
     Net income                                                                                                        $       0.29
                                                                                                                       ============



              See adjustments to Pro Forma Consolidated Statement
                        of Operations on following page.

                     CRESCENT REAL ESTATE EQUITIES COMPANY

                        NOTES TO PRO FORMA CONSOLIDATED
                            STATEMENT OF OPERATIONS

ADJUSTMENTS
(Dollars in Thousands)


(A)  Reflects Crescent Real Estate Equities Company unaudited consolidated historical statement of operations for the three months ended March 31,
     1997.                                                                            --


(B)  Reflects the historical incremental rental income and operating expenses, including an adjustment for depreciation based on acquisition price associated with CC Real Estate Assets, assuming the acquisition occurred
     at the beginning of the period.                                                  --

(C)  Reflects the historical incremental rental income based on the lease payment from the behavioral healthcare facilities' lessee to the Company by applying the rent provisions (as set forth in the facilities lease agreement) and adjustment for depreciation based on the acquisition price associated with the pending Magellan transaction, assuming the assets were
     acquired at the beginning of the period.                                         --

(D)  Reflects the historical incremental rental income and operating expenses, including an adjustment for depreciation based on acquisition price associated with all properties acquired in 1997, assuming the properties
     were acquired at the beginning of the period.                                    --


            PROPERTY                                          ACQUISITION DATE
            --------                                          ----------------
            Greenway II office property                            1/17/97
            TCC                                                    2/28/97
            Three Denver office properties                         2/28/97


(E) Increase reflects the incremental interest income associated with the following, assuming all had occurred at the beginning of the period.

            CC Notes ($55,500 @ 11.3%)                              $6,271
            Crescent Affiliate Note Receivable ($27,757 @12%)        3,331
                                                                    ------

            Total                                                   $9,602
            Prorated for three months                               $2,400
                                                                                  $  2,400
                                                                                  ========


(F)  Reflects the elimination of historical ground lessee's expense, as a result of the Company acquiring the land underlying TCC, assuming TCC was
     acquired at the beginning of the period.                                     $   (283)
                                                                                  ========

(G)  Decrease as a result of the elimination of third party property management
     fees which terminated after the acquisition of certain of the properties.    $    (49)
                                                                                  ========

(H) Net increase as a result of interest costs for long and short-term financing, net of repayment with proceeds of the Offerings, assuming the borrowings to finance property acquisitions and the assumption of debt and repayment, had all occurred at the beginning of the period.

            Credit Facility and Short Term
              Borrowings -           $  449,143 @  7.00% =      $ 31,440
            LaSalle Note I -         $  239,000 @  7.83% =        18,714
            LaSalle Note II -        $  161,000 @  7.79% =        12,542
            Cigna -                  $   63,500 @  7.47% =         4,743
            LaSalle Note III -       $  115,000 @  7.57% =         8,706
            Nomura Funding VI Note - $    8,772 @ 10.07% =           883
            Northwestern Loan -      $   26,000 @  7.66% =         1,992
            Woodlands Note -         $   12,338 @ 8.875% =         1,095
            TCB Construction Loan-   $    3,157 @  7.14% =           225
                                     ----------                 --------

              Total Annual Amount    $1,077,910                 $ 80,340

              Prorated for three months                           20,085
              Less: Capitalized interest                            (348)
                    Historical interest expense                  (14,744)
                                                                --------
                                                                                  $  4,993
                                                                                  ========

(I)  Reflects adjustment needed to reflect minority partners' weighted average
     12.05% interest in the net income of the Operating Partnership less joint venture minority interests assuming completion of the Offerings at the
     beginning of the period.                                                     $   (831)
                                                                                  ========

(J)  Reflects net income per share based on 96,955,184 weighted average shares of Common Stock assumed to be outstanding during the three months ended
     March 31, 1997.                                                                  --

                     CRESCENT REAL ESTATE EQUITIES COMPANY
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                 (dollars in thousands, except per share data)
                                  (unaudited)

                                              Crescent Real
                                                 Estate                       CC Real       Pending
                                            Equities Company  1996 Acquired    Estate       Magellan     1997 Acquired
                                              Historical(A)   Properties(B)   Assets(C)   Transaction(D) Properties(E)
                                            ----------------  -------------   ---------   -------------  ------------
REVENUES:
   Rental property                            $    202,003    $     89,185    $  32,812   $     53,000   $     30,888
   Interest and other income                         6,858            --           --             --             --
                                              ------------    ------------    ---------   ------------   ------------
          Total revenues                           208,861          89,185       32,812         53,000         30,888
                                              ------------    ------------    ---------   ------------   ------------

EXPENSES:
   Real estate taxes                                20,606           8,176        4,751           --            3,022
   Repairs and maintenance                          12,292           8,403        4,493           --            3,258
   Other rental property operating                  40,915          21,346        9,230           --            7,742

   Corporate general and administrative              4,674            --           --             --             --
   Interest expense                                 42,926            --           --             --             --
   Depreciation and amortization                    40,535          12,727        5,006          9,750          5,571
   Amortization of deferred financing costs          2,812            --           --             --             --
                                              ------------    ------------    ---------   ------------   ------------

          Total expenses                           164,760          50,652       23,480          9,750         19,593
                                              ------------    ------------    ---------   ------------   ------------

         Operating income (loss)                    44,101          38,533        9,332         43,250         11,295

OTHER INCOME:
   Equity in net income of residential
      development corporations                       3,850            --           --             --             --
                                              ------------    ------------    ---------   ------------   ------------


INCOME (LOSS) BEFORE MINORITY INTERESTS
    AND EXTRAORDINARY ITEM                          47,951          38,533        9,332         43,250         11,295
Minority interests                                  (9,510)           (533)        --             --             --
                                              ------------    ------------    ---------   ------------   ------------

INCOME BEFORE EXTRAORDINARY ITEM                    38,441          38,000        9,332         43,250         11,295
Extraordinary item                                  (1,306)           --           --             --             --
                                              ------------    ------------    ---------   ------------   ------------

NET INCOME (LOSS)                             $     37,135    $     38,000    $   9,332   $     43,250   $     11,295
                                              ============    ============    =========   ============   ============

PER SHARE DATA (L):
     Income before extraordinary item
     Extraordinary item

     Net income
                                                  Other            Pro Forma
                                              Adjustments        Consolidated
                                              -----------        ------------
REVENUES:
   Rental property                            $       --         $    407,888
   Interest and other income                         9,602(F)          16,460
                                              ------------       ------------
          Total revenues                             9,602            424,348
                                              ------------       ------------

EXPENSES:
   Real estate taxes                                  --               36,555
   Repairs and maintenance                            --               28,446
   Other rental property operating                  (1,700)(G)         77,081
                                                      (452)(H)
   Corporate general and administrative              2,326(I)           7,000
   Interest expense                                 36,312(J)          79,238
   Depreciation and amortization                      --               73,589
   Amortization of deferred financing costs           --                2,812
                                              ------------       ------------

          Total expenses                            36,486            304,721
                                              ------------       ------------

         Operating income (loss)                   (26,884)           119,627

OTHER INCOME:
   Equity in net income of residential
      development corporations                        --                3,850
                                              ------------       ------------


INCOME (LOSS) BEFORE MINORITY INTERESTS
    AND EXTRAORDINARY ITEM                         (26,884)           123,477
Minority interests                                  (5,732)(K)        (15,775)
                                              ------------       ------------

INCOME BEFORE EXTRAORDINARY ITEM                   (32,616)           107,702
Extraordinary item                                    --               (1,306)
                                              ------------       ------------

NET INCOME (LOSS)                             $    (32,616)      $    106,396
                                              ============       ============

PER SHARE DATA (L):
     Income before extraordinary item                            $       1.11
     Extraordinary item                                                 (0.01)
                                                                 ------------
     Net income                                                  $       1.10
                                                                 ============

              See adjustments to Pro Forma Consolidated Statement
                        of Operations on following page.

                     CRESCENT REAL ESTATE EQUITIES COMPANY

                        NOTES TO PRO FORMA CONSOLIDATED
                            STATEMENT OF OPERATIONS

ADJUSTMENTS
(Dollars in Thousands)


(A)  Reflects Crescent Real Estate Equities Company audited consolidated
     historical statement of operations for the year ended December 31, 1996.         --


(B)  Reflects the historical incremental rental income and operating expenses, including an adjustment for depreciation based on acquisition price associated with all properties acquired in 1996, assuming the properties
     were acquired at the beginning of the period.                                    --


              PROPERTY                                     ACQUISITION DATE
              --------                                     ----------------
              3333 Lee Parkway office property                  1/05/96
              301 Congress Avenue office property (i)           4/18/96
              Central Park Plaza office property                6/13/96
              Canyon Ranch - Tucson resort (ii)                 7/26/96
              The Woodlands office properties (iii)             7/31/96
              Three Westlake Park office property               8/16/96
              1615 Poydras office property                      8/23/96
              Greenway Plaza Portfolio                         10/07/96
              Chancellor Park office property                  10/24/96
              The Woodlands retail properties(iii)             10/31/96
              Sonoma Mission Inn & Spa (ii)                    11/18/96
              Canyon Ranch - Lenox resort (ii)                 12/11/96
              160 Spear Street office property                 12/13/96
              Greenway I and IA office properties              12/18/96
              Bank One Tower office property                   12/23/96
              Frost Bank Plaza office property                 12/27/96

              (i) The Company has a 1% general partner and a 49% limited partner interest in the partnership that owns 301 Congress Avenue.
              (ii) Historical operations of the hotel or resort property were adjusted to reflect the lease payments from the hotel lessee to the Company calculated on a pro forma basis by applying the rent provisions (as set forth in the lease agreements).
              (iii) The Company has a 75% interest in the partnership
                    that owns these properties.

(C)  Reflects the historical incremental rental income and operating expenses, including an adjustment for depreciation based on acquisition price associated with CC Real Estate Assets, assuming the acquisition occurred
     at the beginning of the period.                                                  --

(D)  Reflects the historical incremental rental income based on the lease payment from the behavioral healthcare facilities' lessee to the Company by applying the rent provisions (as set forth in the facilities lease agreement) and adjustment for depreciation based on the acquisition price associated with the pending Magellan transaction, assuming the assets were
     acquired at the beginning of the period.                                         --


(E)  Reflects the historical incremental rental income and operating expenses, including an adjustment for depreciation based on acquisition price associated with all properties acquired in 1997, assuming the properties
     were acquired at the beginning of the period.                                    --

              PROPERTY                                          ACQUISITION DATE
              --------                                          ----------------
              Greenway II office property                            1/17/97
              TCC                                                    2/28/97
              Three Denver office properties                         2/28/97


(F) Increase reflects the incremental interest income associated with the following, assuming all had occurred at the beginning of the period.

              CC Notes  ($55,500 @ 11.3%) = $6,271
              Crescent Affiliate Note Receivable ($27,757 @ 12%) = $3,331         $  9,602
                                                                                  ========

(G)  Reflects the elimination of historical ground lessee's expense, as a result of the Company acquiring the land underlying TCC, assuming TCC was
     acquired at the beginning of the period.                                     $ (1,700)
                                                                                  ========

(H)  Decrease as a result of the elimination of third party property management fees which terminated subsequent to acquisition of certain of the
     properties.                                                                  $   (452)
                                                                                  ========

(I)  Increase reflects the estimated incremental general and administrative costs associated with the increase in personnel due to numerous
     acquisitions in 1996 and 1997.                                               $  2,326
                                                                                  ========

(J) Net increase as a result of interest costs for long and short-term financing, net of repayment with proceeds of the Offerings and the October
     1996 Offerings, assuming the borrowings to finance property acquisitions and the assumption of debt and repayment, had all occurred at the beginning of the period.

              Credit Facility and Short Term
                Borrowings -            $  449,143 @  7.00% =       $ 31,440
              LaSalle Note I -          $  239,000 @  7.83% =         18,714
              LaSalle Note II -         $  161,000 @  7.79% =         12,542
              Cigna -                   $   63,500 @  7.47% =          4,743
              LaSalle Note III -        $  115,000 @  7.57% =          8,706
              Nomura Funding VI Note -  $    8,772 @ 10.07% =            883
              Northwestern Loan -       $   26,000 @  7.66% =          1,992
              Woodlands Note -          $   12,338 @ 8.875% =          1,095
              TCB Construction Loan -   $    3,157 @  7.14% =            225
                                        ----------                  --------

                 Total Annual Amount    $1,077,910                  $ 80,340
                 Less: Capitalized interest                           (1,102)
                          Historical interest expense                (42,926)
                                                                    --------
                                                                                  $ 36,312
                                                                                  ========

(K)  Reflects adjustment needed to reflect minority partners' weighted average
     12.05% interest in the net income of the Operating Partnership less joint venture minority interests assuming completion of the Offerings and the
     October 1996 Offerings at the beginning of the period.                       $ (5,732)
                                                                                  ========

(L)  Reflects net income per share based on 96,955,184 weighted average shares of Common Stock assumed to be outstanding during the year ended December
     31, 1996.                                                                        --

                                EXHIBIT INDEX



EXHIBIT
NUMBER                     DESCRIPTION OF EXHIBIT
-------                    ----------------------
23.01       Consent of Arthur Andersen LLP, Independent Public Accountants,
            dated May 23, 1997 (filed herewith).